Exhibit 4.5

SECOND AMENDMENT, CONSENT AND WAIVER

This Second Amendment, Consent and Waiver (“Amendment”) is effective as of August 14, 2003 and relates to the Note Agreement dated as of May 12, 2003 (the “Note Agreement”) among NewWest Mezzanine Fund, LP (“NewWest”), KCEP Ventures II, L.P. (“KCEP”), Convergent Capital Partners I, L.P. (“Convergent”), James F. Seifert Management Trust dated October 8, 1992 (the “Trust”), ACT Teleconferencing, Inc. (“Holdings”), ACT Teleconferencing Services, Inc. (the “Services”) and certain Co-Borrowers listed on the signature page of this Amendment (the “Co-Borrowers), as amended pursuant to the First Amendment, Consent and Wavier dated as of May 12, 2003 among the parties. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Note Agreement.

Recitals

Holdings and Services have requested that the Purchaser waive certain Events of Default under the Note Agreement, subject to the terms and conditions set forth herein, and the Purchaser has agreed to grant such waiver and effect such amendment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter stated, the parties hereby agree as follows:

1. Waiver and Note Agreement Amendment.

(a) Subject to the conditions set forth in this Amendment, the Purchaser hereby waives any Events of Default resulting from the matters set forth on Exhibit A. With respect to any covenants set forth on the Financial Covenants Schedule, such waiver is effective only for the period ended June 30, 2003 and not for any future periods.

(b) Holdings and Services agree (i) to increase Holding’s directors and officers insurance to at least $2,000,000 and provide evidence of such change to the Purchaser no later than September 15, 2003, (ii) obtain a waiver of any defaults or events of default under the Bank Agreement (including, without limitation, the net worth covenant under the Bank Agreement) and provide evidence of such waiver no later than September 15, 2003, (iii) file any required additional listing application with Nasdaq for the Underlying Shares and provide evidence of such filing to the Purchaser no later than September 15, 2003 and (iv) provide Purchaser with copies of the borrowing base certificates filed with Vectra Bank for March, April, May and June 2003 on or before September 15, 2003. Any failure by Holdings and Services to comply with the provisions of this Amendment shall constitute an Event of Default under the Note Agreement.

2. Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon Holdings and Borrower delivering to the Purchaser all of the following, all in form and substance acceptable to the Purchaser: (a) this Amendment duly executed by Holdings, Services, the Co-Borrowers and the Principals; (b) evidence satisfactory to the Purchaser that all events of default under any other promissory notes or loan agreements have been waived and such waivers are in full force and effect; and (c) a waiver and amendment fee of $15,000 (to be paid in addition to any expenses to be paid pursuant to Section 8.3 of the Note Agreement).

3. Reaffirmation of Financing Documents. All terms, conditions and provisions of the Note Agreement and the other Financing Documents are hereby reaffirmed and continued in full force and effect and shall remain unaffected and unchanged, except as specifically amended by this Amendment. All covenants, representations and warranties of Holdings and Borrower in this Amendment shall survive the closing and delivery of this Amendment. The Events of Default specified in the Note Agreement shall continue to be the events of default under the Note. The Purchaser’s remedies with respect to the occurrence of an Event of Default shall continue to be as set forth in the Note Agreement and in the Financing Documents. Borrower confirms that, in accordance with Section 8.3 of the Note Agreement, Borrower will promptly reimburse the Purchaser for all reasonable expenses relating to this Amendment.

4. Representations and Warranties. Holdings and Borrower represent and warrant to the Purchaser that (i) they have full power and authority to consummate this Amendment and the execution and delivery by Holdings and Borrower of this Amendment have been duly and properly made and authorized, (ii) this Amendment and the Financing Documents to which Holdings and Borrower are a party each constitutes a valid and binding obligation of Holdings and Borrower, enforceable against Holdings and Borrower in accordance with its respective terms, (iii) the execution and delivery of this Amendment will not violate any provisions of any law or any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under Holdings and Borrower’s articles of incorporation or bylaws or any indenture or other agreement or instrument to which Holdings or Borrower is a party or by which they may be bound or result in the imposition of any Liens or encumbrances on any of its property (other than as contemplated in the other Financing Documents and as contemplated hereby), (iv) no approval, consent or withholding of objection on the part of any regulatory body, federal, state or local, is necessary in connection with the execution and delivery by Holdings and Borrower of this Amendment, (v) Holdings and Borrower have no defense, offset or counterclaim with respect to the payment of any sum owed to the Purchaser, or with respect to the performance or observance of any warranty or covenant contained in the Financing Documents, and the Purchaser has performed all obligations and duties owed to Holdings and Borrower through the date of this Amendment, and (vi) giving effect to this Amendment, there is no Default or Event of Default.

5. General Release. In consideration of, among other things, the Amendment provided for herein, each of Holdings and Borrower, on behalf of itself and its stockholders and other Affiliates and their successors and assigns (collectively, the “Releasors”), hereby forever waives, releases and discharges to the fullest extent permitted by law any and all claims (including, without limitation, cross claims, counterclaims, rights of set-off and recoupment), causes of action, demands, suits, costs, expenses and damages (collectively, the “Claims”), that any Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against the Purchaser and any of their affiliates, partners, shareholders and “controlling persons” (within the meaning of the federal securities laws), and their respective successors and assigns and each and all of the officers, directors, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the execution of this Amendment. In entering into this Amendment, Holdings and Borrower has consulted with and been represented by counsel and expressly disclaims any reliance on any representations, acts or omissions by any of the Releasees and hereby agrees and acknowledges that the validity and effectiveness of the release set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity thereof. The provisions of this Section shall survive the termination of the Note Agreement and the other Financing Documents and payment in full of the Obligations.

6. Governing Law. This Amendment and all matters concerning this Amendment shall be governed by the laws of the State of Colorado for contracts entered into and to be performed in such state without regard to principles of conflicts of laws.

7. Entire Agreement. Except as modified by this Amendment, the Note Agreement remains in full force and effect. The Note Agreement, as modified by this Amendment, and together with the other Financing Documents, embody the entire agreement and understanding among the parties to this Amendment, and supersedes all prior agreements and understandings among the parties relating to the subject matter of the Note Agreement as modified by this Amendment.

8. Counterparts; Telecopy Execution. This Amendment may be executed in any number of separate counterparts, each of which, when taken together, shall constitute one and the same instrument, admissible into evidence, notwithstanding the fact that all parties have not signed the same counterpart. Delivery of an executed counterpart of this Amendment by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by facsimile shall also deliver a manually executed counterpart of this Amendment, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the day, month and year first above written.

HOLDINGS: ACT Teleconferencing, Inc.

By

Its

SERVICES: ACT Teleconferencing Services, Inc.

By

Its

CO-BORROWER: ACT VideoConferencing, Inc.

By

Its

CO-BORROWER: ACT Proximity, Inc.

By

Its

CO-BORROWER: ACT Research, Inc.

By

Its

Accepted as of the date of this Amendment:

INVESTORS:

NEWWEST MEZZANINE FUND LP By Touchstone Capital Group LLLP, General Partner

David L. Henry, Managing General Partner

KCEP VENTURES II, L.P. By KCEP II, LC, General Partner

Terry Matlack, Managing Director

CONVERGENT CAPITAL PARTNERS I, L.P. By Convergent Capital, LLC, General Partner

Keith S. Bares, Executive Vice President

JAMES F. SEIFERT MANAGEMENT TRUST DATED OCTOBER 8, 1992

By James F. Seifert and Nancy L. Seifert, as Trustees and not individually

James F. Seifert, Trustee

Nancy L. Seifert, Trustee

Exhibit A

Issue	Section
D & O Coverage was not increased to $2MM by June 12, 2003 as required.	6.2 (i)

•      April 03 Monthly Financials:

•      not received within 30 days

•      did not include a cash flow statement

•      not presented as consolidated and consolidating

•      did not include a “fixed cash cost report” in the form attached to the Note Agreement

•      did not include A/R and A/P aging reports

•      not presented in comparative form against the company’s budget

•      not certified by CFO

•      May 03 Monthly financials

•      not received within 30 days

•      did not include a cash flow statement

•      did not include a “fixed cash cost report” in the form attached to the Note Agreement

•      A/R and A/P aging reports not received within 30 days

•      not presented in comparative form against the company’s budget

•      not certified by CFO

•      June 03 Monthly financials

•      did not include a “fixed cash cost report” in the form attached to the Note Agreement

•      did not include A/R and A/P aging reports

•      not presented in comparative form against the company’s budget

•      not certified by CFO

6.6 (a)

• Did not receive officer’s certificate for Q2 03, or monthly certificates for May, June or July of 2003	6.6(h)

• Capitalization Table • Did not include capitalization schedule in the form attached to the Note Agreement	6.6(i)

•      Investors did not receive copies of Borrowing Base Certificates filed with Vectra Bank for July, June, May or April.

•      Investors haven’t received copies of correspondence related to the Vectra Minimum Net Worth covenant which is being reset (other than the April 11, 2003 letter).

•      Did not receive copy of Vectra Covenant compliance certificate for Q2 03.

6.6 (m)

Investors have not received copies of correspondence with NASDAQ in relation to 2d Note Amendment	6.6(g)

The Company exceeded the $9.75MM Fixed Cash Cost Covenant, when tested for the period ending June 30, 2003	Financial Covenant 1

Representation and warranty with respect to compliance with Nasdaq shareholder approval requirements.	23 (Reps)

Nasdaq additional listing application	3 (Warrant)